Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Elan Corporation, plc

Dear Sirs:

We consent to incorporation by reference in this Registration Statement on Form F-4 of Elan Finance Public Limited Company, Elan Finance Corp. and the other registrants listed therein, of our report dated April 8, 2005 (except for Note 2(d) Restatements—Segmental Disclosures, the table titled "Revenue analysis by segment" in Note 31 and Schedule II, which are as of September 9, 2005), relating to the consolidated balance sheets of Elan Corporation, plc and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, shareholders' equity and other comprehensive income/(loss) and cash flows for each of the years in the three year period ended December 31, 2004, which report appears in the Form 20-F/A of Elan Corporation, plc for the fiscal year ended December 31, 2004.

Our report dated April 8, 2005 (except for Note 2(d) Restatements—Segmental Disclosures, the table titled "Revenue analysis by segment" in Note 31 and Schedule II, which are as of September 9, 2005) contains an explanatory paragraph that states that in the fiscal years prior to 2004, the Company prepared its financial statements in conformity with accounting principles generally accepted in Ireland ("Irish GAAP"), and presented in a footnote to such financial statements a reconciliation of shareholders' equity and net income under Irish GAAP to shareholders' equity and net income under U.S. GAAP. As disclosed in Note 2, "Restatements", to the Consolidated Financial Statements, shareholders' equity and net loss under U.S. GAAP for the years ended December 31, 2003 and 2002, as previously disclosed, have been restated to reflect the correction of an error in accounting for an insurance program that did not involve risk transfer and an error in accounting for the income tax effect of net operating loss carryforwards. As disclosed in Note 2, "Restatements," to the Consolidated Financial Statements, the segmental disclosures in Note 31 have been restated by including a table titled "Revenue analysis by segment".

/s/ KPMG

KPMG
Dublin, Ireland

September 9, 2005